Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-189276 on Form S-8 of Coty Inc., of our report dated August 25, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the allocation of parent company costs), relating to the combined financial statements of P&G Beauty Brands as of June 30, 2016 and 2015 and for the three years in the period ended June 30, 2016, appearing in this Current Report on Form 8-K/A of Coty Inc. dated November 9, 2016.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

November 9, 2016